AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT

     This AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of January 17, 2007, is entered into by and among Gregg Appliances, Inc., an Indiana corporation (“Borrower”), HHG Distributing, LLC, an Indiana limited liability company (“Guarantor”), the financial institutions from time to time parties to the Loan Agreement (as hereinafter defined) as lenders (individually, each a “Lender” and collectively, “Lenders”), and Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), as agent for Lenders (in such capacity, “Agent”).

W I T N E S S E T H:

     WHEREAS, Agent and Lenders have entered into financing arrangements with Borrower pursuant to which Agent and Lenders may, upon certain terms and conditions, make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated February 3, 2005, among Agent, Lenders, Borrower and Guarantor, as amended by Amendment No.1 to Loan and Security Agreement, dated as of February 13, 2006, among Agent, Lenders and Borrower and Guarantor (as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto, including this Amendment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

     WHEREAS, Borrower has requested that Agent and Lenders make certain amendments to the Loan Agreement, and Agent and Lenders are willing to agree to such amendments, subject to the terms and conditions contained herein;

     WHEREAS, the parties hereto desire to enter into this Amendment to evidence and effectuate such amendments, subject to the terms and conditions and to the extent set forth herein;

     NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

(a) Additional Definition. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, the following definition:

     (i) “Monthly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability (calculated without regard to any Maximum Credit limitation) for the immediately preceding calendar month.

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(b)	Amendments to Definitions.

(i) Applicable Margin. The definition of “Applicable Margin” set forth in

Section 1.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

     “1.7 ‘Applicable Margin’ shall mean, at any time, with respect to the calculation of the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if as of the end of any calendar month the Monthly Average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage:

		Applicable Margin

	Monthly Average
Tier	Excess Availability	Prime Rate	Eurodollar
		Loans	Rate Loans

Tier I	Less than $10,000,000.25%		1.75%

Tier II	Greater than or equal to	0%	1.50
	$10,000,000 but less than or
	equal to $20,000,000

Tier III	Greater than $20,000,000	- .25%	1.25

provided, that, (i) the Applicable Margin shall be calculated and established once each calendar month and shall remain in effect until adjusted thereafter during the next calendar month; (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar month based on the Monthly Average Excess Availability for the immediately preceding calendar month and (iii) the Applicable Margin for the period from January 1, 2007 through January 31, 2007 shall be the amount for Tier III set forth above. In the event that at any time after the end of a calendar month, Agent shall have determined that the amount of the Monthly Average Excess Availability for such month initially used for the determination of the Applicable Margin was greater than the actual amount of the Monthly Average Excess Availability for such month, the Applicable Margin shall be appropriately adjusted based on such actual Monthly Average Excess Availability and any additional interest for the applicable period payable as a result of such recalculation shall be promptly paid to Agent, for the benefit of Lenders. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.”

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     (ii) Borrowing Base. The definition of “Borrowing Base” set forth in Section 1.15 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

     “1.15 ‘Borrowing Base’ shall mean, at any time, the amount equal to: (a) the lesser of: (i) the sum of (A) eighty-five (85%) percent of the amount of Eligible Commercial Accounts, plus (B) eighty-five (85%) percent of the amount of Eligible Credit Card Receivables, plus (C) the lesser of (1) ninety-two (92%) percent (or ninety-five (95%) percent during the Seasonal Period) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, or (2) seventy (70%) percent of the net book value of Eligible Inventory; or (ii) the Maximum Credit, minus (b) Reserves.”

     (iii) Cash Dominion Event. The definition of “Cash Dominion Event” set forth in Section 1.19 of the Loan Agreement is hereby amended by deleting the reference to “$8,500,000” and replacing it with “$5,000,000”.

     (iv) Cash Dominion Reversion. The definition of “Cash Dominion Reversion” set forth in Section 1.20 of the Loan Agreement is hereby amended by deleting each reference to “$8,500,000” and replacing it with “$5,000,000”.

     (v) Indebtedness. The following proviso is added to the end of the definition of “Indebtedness” set forth in Section 1.71 of the Loan Agreement; “provided, that, amounts in respect of landlord improvement allowances that in accordance with GAAP are included on Borrower’s balance sheet as liabilities shall not be deemed “Indebtedness.”

     (vi) Interest Rate. The definition of “Interest Rate” set forth in Section 1.77 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“1.77 ‘Interest Rate’ shall mean,

(a)	Subject to clause (b) of this definition below:

(i) as to Prime Rate Loans, a rate equal to the then Applicable

Margin for Prime Rate Loans on a per annum basis plus the Prime Rate, and

     (ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.

     (b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the per annum rates set forth above plus (in each case) two (2%) percent per annum, at Agent’s option, without notice: (i) either (A) for the period from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the

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terms required under Section 13.1 hereof for contingent Obligations

(notwithstanding entry of a judgment against Borrower or Guarantor) or (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing as determined by Agent in good faith and (ii) on Loans at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).”

     (c) Interpretation. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

2.	Fees.

(a) Section 3.2(a) of the Loan Agreement is hereby amended by deleting such

Section in its entirety and replacing it with the following:

     “(a) Borrower shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to one-quarter (1/4%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

     (b) Notwithstanding anything to the contrary set forth in the Fee Letter or the Loan Agreement, Section 3 of the Fee Letter is hereby amended by deleting the reference to “$6,000” set forth therein and replacing it with “$3,000”.

     3. Inventory Covenants. Section 7.3(d) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

     “(d) upon Agent’s request, Borrower shall deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely: (i) one (1) time in any twelve (12) month period at Borrower’s expense (unless at such time (x) Excess Availability is equal to or greater than $10,000,000 and (y) LTM EBITDA is equal to or greater than $17,500,000, in which event such the cost of such appraisal shall be at the expense of Agent and Lenders), (ii) at any time or times as Agent may reasonably request at the expense of Agent and Lenders, and (iii) at any time or times as Agent may request at Borrower’s expense at any time after an Event of Default exists or has occurred and is continuing;”.

     4. Financial Statements. Section 9.6(a)(ii) of the Loan Agreement is hereby amended by deleting the phrase “within thirty (30) days after the end of each fiscal month” and replacing it with “within thirty (30) days after the end of each fiscal month (except for fiscal months which are the end of fiscal quarters, then within forty-five (45) days after the end of the first three fiscal

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quarters and within ninety (90) days after the end of the fourth fiscal quarter)”.

     5. Encumbrances. Section 9.8(m) of the Loan Agreement is amended by deleting such Section in its entirety and replacing it with the following:

     “(m) the security interests and liens upon the Wholesale Collateral in favor of Wholesale to secure Indebtedness and other liabilities owing to GE under the Wholesale Agreements to the extent permitted under Section 9.22 hereof; provided, that, such security interests and liens shall at all times be subject to the terms of the Wholesale Finance Intercreditor Agreement;”.

6.	Indebtedness.

(a) Section 9.9(e)(v)(B) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

     “(B) Borrower or Guarantor may purchase such Indebtedness from the holders of the Senior Notes with the proceeds of the Loans or with cash on hand in one or a series of arm’s length transactions; provided, that (1) Borrower shall provide Agent with written notice immediately following such purchase, and in any event within one (1) Business Day following the date of such purchase, which notice shall include, among other things, the dollar amount of Senior Notes so purchased, (2) Excess Availability on the date of and after giving effect to any such purchase or payment in respect thereof shall not be less than $10,000,000, and (3) as of the date of any such purchase or payment in respect thereof and after giving effect thereto, no Default, Event of Default or other Cash Dominion Event shall exist or have occurred and be continuing,”

     (b) Section 9.9 of the Loan Agreement is hereby further amended by adding the following as Section 9.9(l):

     “(l) Indebtedness arising under the Wholesale Agreement to the extent permitted under Section 9.22 hereof.”

     7. Consent to Amendment to Wholesale Agreement. Notwithstanding anything to the contrary contained in Section 9.22(d) of the Loan Agreement, and subject to the terms and conditions contained herein, Agent and Lenders hereby consent to Borrower entering into the Fifth Amendment to the Wholesale Agreement, dated May 25, 2006, between Borrower and Wholesale (the “Wholesale Amendment”), so long as Agent shall have received a true, correct and complete copy of the Wholesale Amendment, duly authorized, executed and delivered by the parties thereto, and such other information and documents related thereto as Agent may request.

8.	Waiver of Event of Default.

(a) Subject to the satisfaction of each of the conditions precedent set forth herein,

Agents and Lenders hereby waive the Event of Default (if any) under Section 10.1(a)(iii) of the Loan Agreement arising as a result of the failure of Borrower to obtain the consent of Agent and

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Lenders to Wholesale Amendment as required by Section 9.22(d) of the Loan Agreement (the “Existing Default”).

     (b) Agents and Lenders have not waived, are not by this Amendment waiving, and have no intention of waiving any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to the Existing Default or otherwise), other than the Existing Default (subject to the terms and conditions set forth herein). The foregoing waivers shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Agents and Lenders arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

     9. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrower to Agent and Lenders under the Loan Agreement and the other Financing Agreements, Borrower shall pay to Agent, for the account of Lenders (to the extent and in accordance with the arrangements between Agent and each Lender), an amendment fee in the amount of $20,000, which fee shall be fully earned and due and payable on the effective date hereof and may be charged by Agent directly to the loan account of Borrower.

     10. Conditions Precedent. The provisions contained herein shall be effective as of the date hereof, but only upon the satisfaction of each of the following conditions precedent, in a manner satisfactory to Agent:

     (a) Agent shall have received an original of this Amendment, duly authorized, executed and delivered by Borrower, Guarantor and all Lenders;

     (b) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to effectuate the provisions or purposes of this Amendment or to permit, protect and perfect its security interests in and liens upon the Collateral;

     (c) the representations and warranties set forth herein and in the Loan Agreement (as amended hereby) that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date hereof and after giving effect thereto, except to the extent that any such representations or warranties expressly relate solely to an earlier date (in which case such representations or warranties shall have been true and correct on and as of such earlier date); and

     (d) after giving effect to the amendments and waiver set forth herein, as of the date of this Amendment and after giving effect hereto, no Default or Event of Default shall exist or shall have occurred and be continuing.

     11. Additional Representations, Warranties and Covenants. Each of Borrower and Guarantor, jointly and severally, represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall

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survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lenders to Borrower:

     (a) this Amendment has been duly authorized, executed and delivered by all necessary action on the part of Borrower and Guarantor which is a party hereto and, if necessary, its stockholders or members, and the agreements and obligations of Borrower and Guarantor contained herein constitute the legal, valid and binding obligations of Borrower and Guarantor enforceable against Borrower and Guarantor in accordance with their respective terms;

     (b) No action of, or filing with, or consent of any Governmental Authority, and no approval or consent of any other third party (including, without limitation, the Senior Note Trustee), is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment;

     (c) neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof (i) does or shall conflict with or result in the breach of, or constitute a default in any respect under any mortgage, deed of trust, security agreement or other agreement, document or instrument to which Borrower or Guarantor is a party or may be bound (including, without limitation, the Senior Note Indenture), or (ii) shall violate any provision of the certificate of incorporation, certificate of formation, bylaws or operating agreement, as applicable, of Borrower or Guarantor; and

     (d) after giving effect to the amendments and waiver set forth herein, as of the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

     12. Effect of this Amendment; Entire Agreement. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. This Amendment represents the entire agreement and understanding concerning the subject matter hereof and thereof among the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

     13. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

14. Governing Law. The validity, interpretation and enforcement of this

Amendment and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

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     15. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

     16. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

     17. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Amendment may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first written.

BORROWER
GREGG APPLIANCES, INC.
By:	/s/ Dennis May

Title:	President, C.O.O.

GUARANTOR
HHG DISTRIBUTING, LLC
By:	Gregg Appliances, Inc.
By:	/s/ Dennis May

Title:	President, C.O.O.

AGREED AND ACCEPTED:

AGENT AND LENDERS

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Agent and as a Lender

By:	/s/ Vicky Geist

Title:	Director

NATIONAL CITY BUSINESS CREDIT, INC., as a Lender

By:	/s/ Joe Kwasney

Title:	Director

WELLS FARGO FOOTHILL, LLC, as a Lender

By:	/s/ Yelena Kravchuk

Title:	AVP

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